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                                                                      EXHIBIT 99


          KING PHARMACEUTICALS ANNOUNCES ACQUISITION OF MEDCO RESEARCH

BRISTOL, TENNESSEE, December 1, 1999 - King Pharmaceuticals, Inc. (NASDAQ:KING) announced today that it has entered into a definitive agreement with Medco Research, Inc. (NYSE:MRE) to merge the two companies in a tax-free pooling of interests transaction. Consummation of the merger is subject to certain conditions, including approval by the holders of a majority of the outstanding common stock of Medco. The parties expect to complete the transaction during the first six months of 2000.

Under the terms of the agreement, which has been approved by the boards of directors of both companies, holders of Medco common stock will be entitled to receive a certain number of shares of King common stock in exchange for shares of Medco common stock. The terms of the agreement fix the common stock exchange ratio at 0.6818 shares of King common stock for each share of Medco common stock, provided that the average closing price of King common stock during the twenty (20) consecutive trading days ending on the third day preceding Medco's shareholder meeting is between $33.00 and $49.87 per share. If the average closing price of King common stock is above $49.87 per share, King will deliver the number of shares of King common stock to provide a purchase price of $34.00 per share of Medco common stock. If the average closing price of King common stock is below $33.00 per share, King will deliver the number of shares of King common stock to provide a purchase price of $22.50 per share of Medco common stock. King may elect not to proceed with the transaction if the average closing price of King common stock falls below $30.00 per share. Based on the closing price of King common stock on November 30, 1999, the merger values each share of Medco common stock at $31.45.

The agreement includes certain provisions that would enable King to acquire up to 19.9% of Medco's common stock and receive certain termination fees in the event the transaction is not consummated.

King expects the transaction to be accretive to earnings immediately upon closing, adding approximately 10% to projected earnings per share, excluding any nonrecurring transaction expenses, and $23 million to EBITDA for 2000. Medco previously reported that royalty revenues totaled $25.7 million for the first nine months of 1999, representing growth of 34% over the corresponding period of 1998, and net income equaled $9.4 million during the same period. Medco reported that cash, cash equivalents, and investments totaled $55.1 million on September 30, 1999.

Medco, headquartered in Research Triangle Park, North Carolina, is a pharmaceutical company engaged in the global commercialization of cardiovascular medicines and adenosine-based products. Medco has successfully developed two adenosine-based products, Adenocard(R) and Adenoscan(R) . Such currently marketed products have established the value of adenosine-receptor technology in cardiovascular medicine.

John M. Gregory, Chairman and Chief Executive Officer of King, stated, "The acquisition of Medco provides King with significant cardiovascular-based research and development capabilities and represents another important step in our strategy to continue to develop a more fully integrated pharmaceutical company. Medco's pre-clinical and clinical development projects provide King with an internal pipeline of potential new cardiovascular and other products. Moreover, Medco's current adenosine franchise and related patented technologies will further enhance the development of King's cardiovascular product portfolio, which includes our largest product Altace(R)." Mr. Gregory added, "The compatibility of the two organizations, along with King's proven ability to successfully integrate strategic acquisitions, will facilitate the seamless integration of Medco's research and development group into our company."

Commenting on the transaction, Richard C. Williams, Chairman of Medco, stated, "We are indeed pleased to have entered into an agreement with King. It is not only an excellent business combination from a strategic standpoint, but a superb integration of two organizations with similar corporate cultures. In our dealings with the management of King, I am pleased with their high regard for the value of people, business philosophy, and high level of integrity. Medco's employees and all other assets will integrate into the King operation. This proposed merger will be beneficial to all parties in that it provides the opportunity for the combined entity to be a more fully integrated pharmaceutical company - a goal of both of us. The


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therapeutic consistency of the two companies - King's cardiovascular commercial presence and Medco's cardiovascular development capability provides a formidable core business for the combined entity."

Based upon an assessment of a number of factors as part of the transition of Medco from a stand alone entity to its new role as the development arm of a fully integrated pharmaceutical company, research and development resources of the combined companies will be directed toward expediting the development of MRE0470 and a number of lead pre-clinical programs from among Medco's pipeline of over 150 unique, proprietary adenosine-receptor analogs. Plans are underway to outlicense Pallacor(R) , Medco's formulation of intravenous adenosine for use in combination with thrombolysis or angioplasty in the treatment of acute myocardial infarction, for commercialization.

Mr. Williams will be appointed as Co-Vice Chairman of King's board of directors.

A conference call regarding the acquisition is scheduled for 11:00 a.m., E.S.T., on Wednesday, December 1, 1999. Interested parties may listen to the call by dialing in the U.S., 1-888-715-0381, or outside the U.S., 973-633-1010. A replay of the call will be available for two (2) weeks by dialing in the U.S., 1-888-459-5780, or outside the U.S., 402-220-1159.

King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King seeks to capitalize on niche opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King's strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

Credit Suisse First Boston acted as financial advisor to King on the transaction.

This release may contain forward-looking statements which reflect management's current views of future events and operations. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: management of the Company's growth and integration of its acquisitions, specifically including, but not limited to, the contemplated merger, significant leverage and debt service requirements of the Company, dependence on the Company's ability to continue to acquire branded products, dependence on sales of the Company's products, the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products, including Medco's pre-clinical and clinical pharmaceutical product development projects, and the unpredictability of the duration and results of the U.S. Food and Drug Administration's review of New Drug Applications and Investigational New Drug Applications and/or the review of other regulatory agencies worldwide. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in various sections of the Company's Form 10-K for the year ended December 31, 1998, and discussed in the Company's Form 10-Q for the quarterly period ended September 30, 1999, which are on file with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.



                                      # # #


    Contact: Kyle P. Macione, Executive Vice President, Investor Relations -
                                  423-989-8077

                               EXECUTIVE OFFICES
           KING PHARMACEUTICALS, 501 FIFTH STREET, BRISTOL, TENNESSEE
                                      37620
              MONARCH PHARMACEUTICALS, 355 BEECHAM STREET, BRISTOL,
                                 TENNESSEE 37620
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OMITTED SCHEDULES AND EXHIBITS

          Pursuant to Item 601(b)(2) of Rule S-K, Registrant has omitted from
Exhibit 10 the following schedules and exhibits to the Merger Agreement, listed below. Registrant agrees to furnish a copy of any such omitted schedule or exhibit to the Commission upon request.

EXHIBITS

Exhibit A           Company Affiliate Agreement
Exhibit B           Acquiror Affiliate Agreement

SCHEDULES

Schedule 3.1        Subsidiaries and Ownership Interests of the Company
Schedule 3.3        Capitalization of the Company
Schedule 3.5        Filings and Consents
Schedule 3.8        Certain Changes or Events
Schedule 3.9        Litigation
Schedule 3.10       Licenses and Permits
Schedule 3.13       Intellectual Property
Schedule 3.14       Material Contracts
Schedule 3.15       Employee Benefit Plans
Schedule 3.15(f)    Other Tax Matters
Schedule 3.19       Insurance
Schedule 3.28       Excepted Encumbrances
Schedule 3.29       Transaction Expenses
Schedule 5.1        Subsidiaries and Ownership Interests of Acquiror
Schedule 5.3        Capitalization of Acquiror
Schedule 5.5        Filings and Consents
Schedule 5.9        Litigation
Schedule 7.11       Affiliates
Schedule 10.3(l)    Transaction Expenses